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                                                                    EXHIBIT 10.7

                                                               December 16, 2003

Alan J. Wilzig
c/o The Trust Company of New Jersey
35 Journal Square
Jersey City, NJ 07306

         Re: Employment Agreement

Dear Mr. Wilzig:

         This is your EMPLOYMENT AGREEMENT with North Fork Bancorporation, Inc., a Delaware corporation (the "Company"). It sets forth the terms of your employment with the Company. You and the Company will also be entering into a change in control agreement in the form customarily used by the Company for its senior executives (the "Change-In-Control Agreement").

1. YOUR POSITION, PERFORMANCE AND OTHER ACTIVITIES

                  (a) Executive Position. You will be employed in the positions of (1) Executive Vice President of the Company and North Fork Bank and (2) President and Chief Executive Officer of Superior Savings of New England, N.A. Throughout your employment, you will also serve as a member of the Board of Directors of the Company (the "Board") and as a member of the Executive Committee of the Board.

                  (b) Authority, Responsibilities and Reporting. You will have the authority, responsibilities and reporting relationships that correspond to your position, including acting as the senior executive responsible for the Company's New Jersey operations and such other Company-wide responsibilities assigned by the Chief Executive Officer of the Company that are consistent with your position (including, but not limited to, private banking).

                  (c) Performance. During your employment, you will devote substantially all of your business time and attention to the Company and its affiliates and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability.

                  (d) Other Activities. During your employment, you may (1) serve on corporate, civic or charitable boards, (2) manage personal investments, or (3) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long

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as these activities do not significantly interfere with your performance of your responsibilities under this Agreement. The Company agrees and acknowledges that the activities set forth in the Annex, and any substitute activities that are similar in nature and scope, will not significantly interfere with your responsibilities under this Agreement.

2. TERM OF YOUR EMPLOYMENT

                  This Agreement is being entered into in connection with the Agreement and Plan of Merger, dated December 16, 2003 (the "Merger Agreement"), among the Company, North Fork Bank and The Trust Company of New Jersey (the "New Jersey Bank"). Your employment under this Agreement shall commence on the date the merger contemplated by the Merger Agreement becomes effective (the "Effective Date") and shall continue in effect until the earlier of (a) the third anniversary of the Effective Date (the "Normal Expiration Date"); and (b) the date of discontinuation of your employment with the Company, including by virtue of your death, Disability, retirement at normal retirement age, voluntary resignation, or termination for any cause or no cause. However, if the Merger Agreement terminates for any reason before the merger occurs, all of the provisions of this Agreement and the Change-in-Control Agreement will terminate and there will be no liability of any kind under this Agreement or the Change-in-Control Agreement (notwithstanding any provision of the Change-In-Control Agreement to the contrary). References in this Agreement to "your employment" are to your employment under this Agreement.

3. BENEFITS UNDER CURRENT EMPLOYMENT AGREEMENT

         You will be entitled to receive from the Company, in lieu of any cash severance benefits which you may otherwise be entitled to receive as a result of the transactions contemplated under the Merger Agreement under any severance benefits program which may be in effect for officers or employees of the New Jersey Bank, (a) within 5 business days following the commencement of your employment, the payments and benefits set forth in clause (a) of Section 8, clauses (b)(i), (b)(iv) and (b)(v) of Section 11 and Section 15 of the employment agreement, dated September 25, 2002, between you and New Jersey Bank, as amended by the First Amendment, dated September, 2003, and the Second Amendment, dated November 12, 2003 (your "Prior Employment Agreement"), to the same extent and under the same conditions as you would have been entitled to receive such payments and benefits if you had terminated your employment for Good Reason (as defined in your Prior Employment Agreement) immediately following the date the effectiveness of the transactions contemplated by the Merger Agreement, (b) immediately on your ceasing to be an employee of the Company for any reason, or for no reason, the payments and benefits set forth in clause (b) of Section 8 of your Prior Employment Agreement, and (c) immediately on your ceasing to be an employee of the Company for any reason, or for no reason, the payments and benefits set forth in clause (b)(ii) of Section 11 of your Prior Employment Agreement for a two-year period and clause (b)(iii) of
Section 11 of your Prior Employment Agreement for a one-year period. For the avoidance of doubt, the provisions of Section 15 of your Prior Employment Agreement remain in full force and effect and shall apply to any and all payments and benefits you receive (including the payments and benefits described in clauses (a) and (b) of this Section 3) that may be considered "parachute payments" (within

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the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986 and the
regulations promulgated thereunder) with respect to the transactions contemplated by the Merger Agreement.

4. YOUR COMPENSATION

                  (a) Salary. During your employment, you will receive an annual base salary (as increased from time to time, your "Salary"). The starting amount of your Salary is $750,000. The Company will review your Salary at least annually and may increase it at any time for any reason. At a minimum, the Company shall increase your Salary annually by an amount consistent with the Company's policies for the Company's two highest-paid senior executives other than its Chief Executive Officer (the "Senior Executives") as in effect from time to time. However, your Salary may not be decreased at any time (including after any increase) and any increase in your Salary will not reduce or limit any other obligation to you under this Agreement. Your Salary will be paid in accordance with the Company's normal practices for the Senior Executives.

                  (b) Bonus. You will be entitled to receive an annual cash bonus (your "Bonus") for each fiscal year of the Company ending during your employment with a target level of not less than 100% of your Salary, but in no event will your Bonus be less than 40% of the total annual bonus received, whether in cash or otherwise, by the then current Chief Executive Officer of the Company as reported on the Summary Compensation Table in respect of such fiscal year. Your Bonus will be paid at the same time bonuses are paid to other Senior Executives.

                  (c) Other Executive Compensation Plans. During your employment, you will be entitled to participate in all of the Company's executive compensation plans, including any management incentive plans, deferred compensation plans, stock-based and stock option plans and any other incentive or retention plans (collectively, the "incentive plans"), any plans relating to employee directors and any supplemental retirement plans, in each case on a basis and level of participation that is at least as favorable as that provided to other senior executives of the Company (other than the Chief Executive Officer); provided, however, that (1) in no event shall you receive an award under any of the incentive plans in an amount that is less than 40% of each award granted under any such plan to the then current Chief Executive Officer of the Company and (2) you will participate in the Company's Amended and Restated Performance Plan (or any successor plan, the "Performance Plan")) as an "Executive Participant" in "Tranche 1" of the plan. For purposes of determining eligibility to participate in, and vesting under, these compensation plans, you will be credited fully for your service with any member of the "controlled group of corporations" of which New Jersey Bank was a member.

                  (d) Special Payment. If you are employed on the Normal Expiration Date, you will be entitled to receive from the Company a lump sum cash payment equal to any excess of (1) $4,500,000 over (2) the aggregate amount of Salary and Bonus earned by you during your employment (the "Special Payment").

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5. OTHER EMPLOYEE BENEFITS.

                  (a) Vacation. You will be entitled to paid annual vacation during your employment (totaling at least four weeks a year) on a basis that is at least as favorable as that provided to the Senior Executives.

                  (b) Business Expenses. You will be reimbursed for all business and entertainment expenses incurred by you in performing your responsibilities under this Agreement in accordance with the Company's normal practices for senior executives.

                  (c) Facilities. During your employment, you will be provided with office space, facilities, secretarial support and other business services consistent with your position on a basis that is at least as favorable as that provided to the Senior Executives of the Company, including but not limited to an office at the headquarters of the New Jersey Bank and at the Manhattan offices of the Company, each on the same floor as the Senior Executives' offices, and use of an office at the Melville, N.Y. offices of the Company on the same floor as the Senior Executives' offices.

                  (d) Car and Driver. During your employment, the Company will provide you with use of a car that is appropriate in light of your position and a driver of your reasonable choice.

                  (e) Indemnification. To the extent permitted by law, the Company will indemnify you, to the same extent that it indemnifies the Senior Executives, against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of your status as a director, officer, employee and/or agent of the Company or the New Jersey Bank. In addition, to the extent permitted by law, the Company will pay or reimburse any expenses, including reasonable attorney's fees, you incur in investigating and defending any actual or threatened action, suit or proceeding for which you may be entitled to indemnification under this Section 5(e). If the Company's ability to make any payment contemplated by this Section 5(e) depends on an investigation or determination by the Board, at your request the Company will use its best efforts to cause the investigation to be made (at the Company's expense) and to have the Board reach a determination as soon as reasonably possible.

6. EARLY TERMINATION OF YOUR EMPLOYMENT.

                  (a) No Reason Required; No Termination Without Cause For One Year. You or the Company may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 6(e). However, notwithstanding anything to the contrary, the Company may not terminate your employment without Cause prior to the first anniversary of the Effective Date.

                  (b) Termination by the Company for Cause. Termination for "Cause" shall mean termination of your employment by a two-thirds vote of the Board, expressly for one or more of the following causes, as evidenced in a certified resolution of such Board:

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                  (1) willful misconduct by you that is materially injurious to the financial condition of the Company; or

                  (2) your conviction with no further possibility of appeal of a felony under applicable state or federal banking or financial institution laws, or your agreement to plead guilty to any such felony; or

                  (3) your failure to perform your duties, as communicated to you with specificity by the Chief Executive Officer or the Board, after express notice of such failure to perform and a 30-day opportunity to cure such failure.

                  (c) Termination by You for Good Reason. Your resignation shall be deemed to be for "Good Reason" if your resignation occurs after:

                  (1) the failure of the Company (whether by act or omission of its Board, or otherwise) to appoint or re-appoint or elect or re-elect you to the positions described in Section 1(a);

                  (2) a material failure by the Company, whether by amendment of its certificate of incorporation or organization, by-laws, action of its Board or otherwise, to vest in you the functions, duties, or responsibilities prescribed in Section 1(b);

                  (3) any failure by the Company to make the payments or provide the benefits set forth in Section 3 or 4, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company promptly after express notice of such failure to perform;

                  (4) any material breach by the Company of any other material term, condition or covenant contained in this Agreement, after express notice of such failure to perform and a 30-day opportunity to cure such failure;

                  (5) a change in your principal place of employment to a place that is not the principal executive office of the Company;

                  (6) you receive notice of non-renewal of the Change-In-Control Agreement and you give Termination Notice within 180 days of that notice; or

                  (7) the twenty-fourth month of your employment and you give Termination Notice at any time during the twenty-fifth month of your employment.

                  (d) Termination on Disability or Death.

                  (1) "Disability" means your absence from your responsibilities with the Company on a full-time basis for 130 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury. If the Company determines in good faith that your Disability has occurred, it may give you Termination Notice. If within 30 days of the Termination Notice you do not return to full-time performance

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         of your responsibilities, your employment will terminate. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement. Except as provided in this Section 6(d), your incapacity due to mental or physical illness or injury will not affect the Company's obligations under this Agreement.

                  (2) Your employment will terminate automatically on your death.

                  (e) Advance Notice Generally Required.

                  (1) To terminate your employment before the Normal Expiration Date (an "Early Termination"), either you or the Company must provide a Termination Notice to the other. A "Termination Notice" is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause. (The failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.)

                  (2) You and the Company agree to provide 30 days' advance Termination Notice of an Early Termination, unless your employment is terminated by the Company for Cause. The effective date of Early Termination of your employment will be 30 days after Termination Notice is given except that (A) the effective date will be the date of the Company's Termination Notice if your employment is terminated by the Company for Cause, unless the Company provides a later effective date in the Termination Notice and (B) the effective date will be the time of your death if your employment is terminated because of your death. The Company may elect to place you on paid leave for all or part of the advance notice period. Notwithstanding this Section 6, if you die or become Disabled during your employment but after you provide a valid Termination Notice with Good Reason or the Company provides Termination Notice without Cause, your termination will be treated as a termination with Good Reason, effective as of the date of your death or Disability.

7. THE COMPANY'S OBLIGATIONS IN CONNECTION WITH EARLY TERMINATION

                  (a) General Effect. On termination in accordance with Section 6, your employment will end and the Company will have no further obligations to you except as provided in Section 3 or this Section 7.

                  (b) With Good Reason or Without Cause. If the Company terminates your employment without Cause or you terminate your employment for Good Reason, in lieu of any cash severance benefits which you may otherwise be entitled to under any severance benefits program which may be in effect for officers or employees of the Company:

                  (1) The Company will pay you the following as of the end of your employment: (A) your unpaid Salary, (B) your Salary for any accrued but unused vacation, (C) any accrued expense reimbursements and other

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         cash entitlements, (D) any unpaid but vested Bonus and (E) any unpaid compensation deferred by you in accordance with the terms of the plans relating to such deferred compensation (together with any interest and/or earnings through the end of your employment) other than pursuant to a tax-qualified plan (together, your "Accrued Compensation"). In addition, the Company will timely pay you any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Company (together, the "Other Benefits").

                  (2) The Company will pay you your Accrued Bonus. Your "Accrued Bonus" means any excess of (A) the highest of the Bonuses paid or payable to you for the three fiscal years ending before Termination Notice is given (your "Historic Bonus") multiplied by the number of days of your employment since the fiscal year ending before Termination Notice is given divided by 365 over (B) any Bonus paid you for the fiscal year ending after Termination Notice is given. In calculating your Historic Bonus, your Bonus for any fiscal year ending before commencement of your employment under this Agreement will be deemed to be $750,000, and compensation will be deemed paid or payable even if it was deferred and any Bonus for a fiscal year for which you were employed for less than the full fiscal year will be annualized.

                  (3) The Company will pay you the greatest of (A) 1.5 times the sum of your then current Salary and Historic Bonus, (B) the amount of your then current Salary and Historic Bonus times a fraction (which may be greater than one) in which the numerator is the number of days from the effective date of your Early Termination to the Normal Expiration Date and the denominator is 365 and (C) the amount of the Special Payment over the payments contemplated by Sections 7(b)(1) and 7(b)(2) (the "Severance Benefits"). Notwithstanding the foregoing, in the event you terminate your employment for Good Reason pursuant to Section 6(c)(7) of this Agreement, the Severance Benefits shall equal the greater of clause (B) and (C) of the preceding sentence.

                  (4) The Company will pay you the lump sum actuarial equivalent of:

                           (A) the excess of the benefits you would receive
                  under the Company's defined-benefit pension and retirement plans if you had continued to be employed under this Agreement through the Normal Expiration Date over the vested accrued benefits payable under these plans as of the end of your employment; and

                           (B) the excess of the Company's contributions
                  (including any allocations of securities of the Company) that you would receive under the Company's defined-contribution savings and retirement plans if you had continued your employment through the Normal Expiration Date over the vested accrued contributions under these plans as of the end of your employment.

         To determine the amounts owed you under this Section 7(b)(4), the Company will use actuarial assumptions that are not less favorable to you

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         than those in effect under the Company's plans immediately before
         Termination Notice was given, assume that you received your Salary and Historic Bonus through the Normal Expiration Date and assume that you and the Company made the maximum contributions after your termination of employment under any defined-contribution savings and retirement plans.

                  (5) All stock options issued by the Company to you will vest and become immediately exercisable and will remain exercisable for at least 24 months after the end of your employment (or, if earlier, until they would have expired but for your termination). The benefits in this
         Section 7(b)(5) are referred to as "Accelerated Vesting".

                  (c) For Cause or without Good Reason. If the Company terminates your employment for Cause or you terminate your employment without Good Reason, the Company will pay your Accrued Compensation and Other Benefits.

                  (d) For Your Disability or Death. If, prior to the Normal Expiration Date, your employment terminates as a result of your Death or Disability, the Company will pay your Accrued Compensation and Accrued Bonus and will provide Accelerated Vesting and your Other Benefits, unless such termination is deemed to be with Good Reason or without Cause pursuant to the last sentence of Section 6(e)(2), in which case you will receive the payments and benefits specified in Section 7(b).

                  (e) Change in Control. If there is a "Change in Control" (as defined in your Change-In-Control Agreement) or a Qualifying Announcement (as defined below), in either case, at any time during your employment or before the Normal Expiration Date but after termination of your employment without Cause or for Good Reason: (1) notwithstanding anything in the Change-In-Control Agreement to the contrary, the payments and benefits provided in the Change-In-Control Agreement will substitute for the payments and benefits stated in this Section 7, unless you elect to receive the payments and benefits provided under this Agreement, in which case you shall not be entitled to receive any payments or benefits under the Change-In-Control Agreement, (2) you will be entitled to benefits described in clause (2) of the proviso to Section 4(c) in accordance with the terms of the Performance Plan and (3) all restricted stock and other equity-based compensation previously awarded by the Company to you will vest and become immediately payable (notwithstanding any earlier forfeiture). For purposes of determining these benefits, termination of your employment without Cause or for Good Reason preceding a Change-in-Control or a Qualifying Announcement shall be deemed to have occurred following the Change-in-Control (and any related determinations required for the determination and payment of the benefits described). For purposes of this Section 7(e), a "Qualifying Announcement" means a public announcement of a Change In Control and the consummation of such Change In Control within six (6) months following such announcement.

                  (f) Timing. The benefits provided in this Section 7 will begin at the end of your employment, and any cash payments owed you under this Section 7 will be paid in one lump sum within ten (10) days of the end of your employment or at any earlier time required by applicable law.

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8. ON-GOING RESTRICTIONS ON YOUR ACTIVITIES

                  (a) Your Importance to the Company and the Effect of this
Section 8. You acknowledge that:

                  (1) Your willingness to enter into this Agreement is a material inducement to the Company to enter into the Merger Agreement and proceed with the transactions the Merger Agreement contemplates.

                  (2) In the course of your involvement in the Company's activities, you will have access to proprietary information and the Company's client base and will profit from the goodwill associated with the Company. In view of your access to proprietary information and your importance to the merger and the Company, if you compete with the Company for some time after your employment, the Company will likely suffer significant harm. In return for the benefits you will receive from the Company and to induce the Company to enter into the Merger Agreement and this Agreement, and in light of the potential harm you could cause the Company, you agree to the provisions of this Section 8. The Company would not have entered into this Agreement if you did not agree to this Section 8.

                  (b) Non-Competition. If the Company terminates your employment for Cause or you terminate your employment without Good Reason, you shall not, during the one (1) year period following the first receipt of such Severance Benefits, without the express prior approval of the Board, become an officer, employee, agent, partner or director of, or serve as a consultant for, any other depository institution in substantial competition with the Company or any of its subsidiaries in any one or more geographical areas (no such individual area being larger than a county) in which the Company or such subsidiary is then conducting material business through one or more branch offices of Company's bank subsidiaries. It is the intention of the parties to restrict your activities under this Section 8 only to the extent necessary for the protection of the legitimate business interests of the Company. In addition, if you elect to receive benefits under Section 7(e), you will be required to comply with any applicable limits on your activities set forth in your Change-In-Control Agreement.

9. EFFECT ON OTHER AGREEMENTS.

                  (a) Prior Employment Agreements and Severance Rights. Except as provided in Section 3 of this Agreement, after the term of your employment starts, this Agreement will supersede your Prior Employment Agreement and any earlier employment agreement and any earlier severance agreement you may have with the Company or any of its affiliates, New Jersey Bank or any of New Jersey Bank's affiliates.

                  (b) Effect on Other Agreements; Entire Agreement. The parties agree to enter into the Change-In-Control Agreement promptly upon the commencement of your employment. Until the Change-In-Control Agreement is executed, the parties are bound in all respects to the Form of Change-In-Control Agreement filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ending March 31, 1995 (as if the parties had executed the form agreement as of the date of this Agreement) and all references to the Change-In-Control Agreement shall

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be deemed to be to such form agreement. This Agreement and the Change-In-Control
Agreement are the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and, other than as provided in
Section 9(a), supersede any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

                  (c) Termination of Your Employment after Your Normal Expiration Date. If your employment continues through the Normal Expiration Date and you cease to be employed by the Company after your Normal Expiration Date under circumstances that would have entitled you to Accelerated Vesting if they had occurred before the Normal Expiration Date, you will receive Accelerated Vesting.

10. SUCCESSORS.

                  (a) Payments on Your Death. If you die and any amounts become payable under this Agreement, we will pay those amounts to your estate.

                  (b) Assignment by You. You may not assign this Agreement without the Company's consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 10(b), whether voluntary or involuntary, will be void.

                  (c) Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a "Reorganization") or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company's consolidated assets or deposits (a "Sale"), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement. The "Surviving Company" means in a Reorganization, the entity resulting from the Reorganization or in a Sale, the entity that has acquired all or substantially all of the assets of the Company.

11. DISPUTES.

                  (a) Employment Matter. This Section 11 applies to any controversy or claim between you and the Company arising out of or relating to or concerning this Agreement or any aspect of your employment with the Company under this Agreement or the termination of that employment on or prior to the Normal Expiration Date (together, an "Employment Matter").

                  (b) Continuation of Salary and Benefits. While any Employment Matter is pending, the Company will continue to provide salary, bonus and benefits under this Agreement as if your employment had continued unaffected. The Company may, however, elect to treat you as if you had been placed on paid leave for all or part of the time an Employment Matter is pending.

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                  (c) MANDATORY ARBITRATION. SUBJECT TO THE PROVISIONS OF THIS
SECTION 11, ANY EMPLOYMENT MATTER WILL BE FINALLY SETTLED BY ARBITRATION IN THE COUNTY OF NEW YORK ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS EMPLOYMENT ARBITRATION RULES THEN IN EFFECT. However, the rules will be modified in the following ways: (1) the decision must not be a compromise but must be the adoption of the submission by one of the parties, (2) each arbitrator will agree to treat as confidential evidence and other information presented, (3) there will be no authority to amend or modify the terms of this Agreement except as provided in Section 12(c) (and you and the Company agree not to request any such amendment or modification), (4) a decision must be rendered within 30 business days of the parties' closing statements or submission of post-hearing briefs and (5) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association). The Company shall indemnify you from and against all legal fees and expenses necessarily and reasonably incurred by you in connection with any Employment Matter, unless you shall have been wholly unsuccessful, on the merits or otherwise, in the Employment Matter. Upon obtaining appropriate assurances of repayment, where appropriate, the Company may advance such fees and expenses to you to the extent permitted by applicable law.

                  (d) Injunctions and Enforcement of Arbitration Awards. You or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Section 11(c). Also, the Company may bring such an action or proceeding, in addition to its rights under Section 11(c) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 8(b).

                  (e) JURISDICTION AND CHOICE OF FORUM. YOU AND THE COMPANY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE COUNTY OF NEW YORK OVER ANY EMPLOYMENT MATTER THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO SECTION 11(c). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Company (1) acknowledge that the forum stated in this Section 11(e) has a reasonable relation to this Agreement and to the relationship between you and the Company, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 11(e) in the forum stated in this Section 11(e), (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 11(e) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company. However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Sections 11(c) and this 11(e). The Company will pay your expenses in connection with any action or proceeding you bring in any court for the purpose of enforcing the provisions of Sections 11(c) and this 11(e).

                  (f) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, YOU AND THE COMPANY WAIVE ANY AND ALL RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY EMPLOYMENT MATTER.

                  (g) GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

12. GENERAL PROVISIONS.

                  (a) Construction.

                  (1) References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

                  (2) The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

                  (3) Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words "include", "includes" and "including" will be deemed to be followed by the words "without limitation."

                  (4) It is your and the Company's intention that this Agreement not be construed more strictly with regard to you or the Company.

                  (b) Withholding. You and the Company will treat all payments to you under this Agreement as compensation for services. Accordingly, the Company may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

                  (c) Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 8(b) is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to

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

greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

                  (d) No Set-off or Mitigation. Your and the Company's respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or the Company may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment (except as this Agreement specifically states).

                  (e) Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given
(1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 12(e)):

            If to you, to:

                        c/o The Trust Company of New Jersey
                        35 Journal Square
                        Jersey City, NJ 07306

            If to the Company, to:

                        North Fork Bancorporation, Inc.
                        275 Broad Hollow Road
                        Melville, New York 11747

                        Attention: Chief Executive Officer

            With a copy to:

                        Skadden, Arps, Slate, Meager & Flom LLP
                        Four Times Square
                        New York, New York 10036

                        Attention: William S. Rubenstein, Esq.

                  (f) Consideration. This Agreement is entered into as a material inducement to the Company to enter into the Merger Agreement and also is in consideration of the mutual covenants contained in this Agreement. You acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

                  (g) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this

Agreement otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

                  (h) Third Party Beneficiaries. Subject to Section 10, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company's permitted successors and assigns, although (1) this Agreement will inure to the benefit of the Company and (2) Section 10(a) will inure to the benefit of your estate.

                  (i) Counterparts. This Agreement may be executed counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

                  (j) No Golden Parachute Payments. Nothing in this Agreement requires the Company to make any payment that would be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act. If any payments provided for this Agreement would be limited as a result of this Section 12(j), the Company will use best efforts promptly to apply to the appropriate federal banking agency for a determination that the payment is permissible. Any payment that is determined permissible will be paid in accordance with its terms or, if due before the date of determination, will be paid within 10 days of determination together with interest at the applicable federal rate (as defined in Section 1274(d) of the Internal Revenue Code).

                                       Very truly yours,

                                       NORTH FORK BANCORPORATION, INC.

                                       /s/ John A. Kanas
                                       ------------------------
                                       By: John A. Kanas
                                       Title: Chairman, President and Chief
                                              Executive Officer

Accepted and agreed:

/s/ Alan J. Wilzig
------------------
Alan J. Wilzig